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Immediately
Lori J. Fisher (314-694-8535) lori.j.fisher@monsanto.com

MONSANTO ANNOUNCES $1 BILLION SHARE OFFERING;
$500 MILLION ACES OFFERING

   ST. LOUIS (Nov. 11, 1998) Monsanto Company (NYSE: MTC) announced today its intent to offer $1 billion of common stock for sale in an underwritten public offering. The company also announced its intent to offer up to $500 million of adjustable conversion-rate equity security units (ACES) in a separate underwritten public offering. The underwriters in both offerings may, under certain circumstances, purchase additional securities from Monsanto to cover overallotments.

   The net proceeds of these offerings would be used for financing or refinancing seed company acquisitions, including the refinancing of its outstanding commercial paper as it becomes due, and for working capital purposes. Monsanto said that it decided to move forward with the offerings in order to remove uncertainty as to the amount and timing of common stock to be sold and to reduce any uncertainty regarding the company's ability to access the debt markets.

   Monsanto is a life sciences company, committed to finding solutions to the growing global needs for food and health by sharing common forms of science and technology among agriculture, nutrition and health. The company's 28,500 employees worldwide make and market high-value agricultural products, pharmaceuticals and food ingredients.

   This news release shall not constitute an offer to sell nor a solicitation of an offer to buy the common stock, nor the ACES, and no sales will be made in any state where to do so would be unlawful.
                                     -oOo-